Exhibit 14

August 11, 2020

CBMG Holdings

Room 3501, 35th floor,

K. Wah Centre, No. 1010,

Middle Huaihai Rd, Shanghai 200031, China

Re: Equity Financing Commitment

Ladies and Gentlemen:

Reference is made to the Agreement and Plan of Merger, dated as of the date hereof (as amended, restated, modified or supplemented from time to time, the “Merger Agreement”), by and among Cellular Biomedicine Group, Inc., a Delaware corporation (the “Company”), CBMG Holdings, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), and CBMG Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), pursuant to which, upon the terms and subject to the conditions set forth therein, among other things, Merger Sub will be merged with and into the Company, with the Company surviving the Merger as a wholly-owned subsidiary of Parent (the “Merger”). Capitalized or other terms used and not defined herein but defined in the Merger Agreement shall have the meanings ascribed to them in the Merger Agreement. Bizuo (Tony) Liu, a citizen of the United States of America, is referred to herein as the “Equity Investor.” This letter is being delivered by the Equity Investor to Parent in connection with the execution of the Merger Agreement.

1.       Commitment. This letter confirms the commitment of the Equity Investor, subject to the conditions set forth herein, to purchase (or cause an assignee permitted by the terms of Section 4(a) hereof to purchase) at Closing, for an aggregate purchase price paid in immediately available United States Dollars equal to $10,000,000.00 (such commitment, the “Equity Commitment”), common equity interests of Parent as of the Closing (collectively, the “Subject Equity Securities”), solely for the purposes of enabling Parent, directly or indirectly, to fund, together with the proceeds of the other equity commitment letters (collectively, the “Other Equity Commitments”) from other investors (each, an “Other Equity Investor”) to Parent of even date herewith (each, as amended from time to time, an “Other Equity Commitment Letter” and collectively, the “Other Equity Commitment Letters”) or, in any such case, replacement or alternative financing therefor, (x) payment of the aggregate Per Share Merger Consideration under Article IV of the Merger Agreement, (y) all amounts payable in respect of Company Stock Options, Company RSUs and Company PSUs under Article IV of the Merger Agreement and (z) related fees and expenses, in each case, to be paid in connection with the consummation of the transactions contemplated by the Merger Agreement and pursuant to and in accordance with the Merger Agreement (clauses (x), (y) and (z), collectively, the “Transaction Costs”), and not for any other purpose, it being understood that the Equity Investor (together with his, her or its permitted assigns) shall not under any circumstances be obligated to purchase any equity interests of, or make any other payment to or investment in, Parent other than the purchase of the Subject Equity Securities pursuant to the terms hereof for a purchase price not to exceed the Equity Commitment.

2.       Conditions. The obligation of the Equity Investor (together with his, her or its permitted assigns) to fund the Equity Commitment is subject to (i) the satisfaction or waiver by Parent or Merger Sub of each of the conditions to Parent’s and Merger Sub’s obligations to consummate the Merger, in each case, as contemplated by the Merger Agreement other than any conditions that by their nature are to be satisfied at the Closing, but subject to the prior or substantially contemporaneous satisfaction or waiver by Parent of such conditions, (ii) the substantially contemporaneous consummation of the Merger in accordance with the terms of the Merger Agreement, and (iii) the substantially contemporaneous consummation of the Other Equity Commitments pursuant to the Other Equity Commitment Letters; provided, however, that the satisfaction or failure of the condition set forth in clause (iii) shall not limit or impair the ability of Parent or the Company to seek enforcement of the obligations of the Equity Investor under and in accordance with this letter if any one of the following three conditions is met: (x) Parent or the Company, as applicable, is also seeking enforcement of each Other Equity Investor’s obligations under the Other Equity Commitment Letter; (y) each Other Equity Investor has satisfied or is prepared to (or will) satisfy his, her or its obligations under his, her or its Other Equity Commitment Letter; or (z) additional equity contributions will be funded to Parent substantially contemporaneously with the funding of the Equity Commitment, on terms and conditions substantially similar to those set forth in this letter and in an amount sufficient to replace any equity commitments of the Other Equity Investors under the Other Equity Commitment Letters that will not be funded to Parent at such time. The Equity Commitment to be funded under this letter will be reduced in the event that Parent does not require all of the equity financing with respect to which the Equity Investor has made his, her or its Equity Commitment in order to consummate the transactions contemplated by the Merger Agreement and to pay the Transaction Costs in full.

3.       Termination. The Equity Investor’s obligation to fund the Equity Commitment will terminate automatically and immediately upon the earliest to occur of: (a) the consummation of the Closing (but only if such obligation to fund the Equity Commitment shall have been discharged in full in connection therewith); (b) valid termination of the Merger Agreement in accordance with its terms; provided that, if Parent or the Company has made a Merger Agreement, the foregoing obligation will not terminate unless and until such time as such claim is resolved by written agreement of the parties thereto or a final, non-appealable judgment of a Governmental Entity of competent jurisdiction is issued with respect to such claim; or (c) the commencement of any Proceeding by the Company or any of its Affiliates acting at the Company’s direction (excluding for the purposes of this Section 3(c), the Rollover Stockholders) against the Equity Investor, Parent or any Parent Related Party (as defined below) relating to this letter, the Equity Investor Limited Guarantee (as defined below), the Merger Agreement or any of the transactions contemplated hereby or thereby in each case, other than any Proceeding initiated, by (i) the Company against Parent or Merger Sub under the Merger Agreement seeking only specific performance against Parent or Merger Sub or payment of the Parent Termination Fee, in each case in accordance with, and solely to the extent permitted under the Merger Agreement, (ii) the Company to enforce its rights under the Confidentiality Agreement(s) and (iii) the Company against Parent or the Equity Investor (or his, her or its successors or permitted assigns) seeking (A) payment of his, her or its Guaranteed Obligations under the Equity Investor Limited Guarantee in accordance with, and solely to the extent permitted under, such Equity Investor Limited Guarantee or (B) specific performance of the Equity Investor’s obligation to fund his, her or its Equity Commitment in accordance with, and solely to the extent permitted under, the terms of Section 10.6 of the Merger Agreement or the terms hereof (the foregoing clauses (i), (ii) and (iii) of this Section 3(c), the “Non-Prohibited Claims”). Upon termination of this letter, the Equity Investor shall not have any further obligations or liabilities hereunder. Notwithstanding anything herein to the contrary this Section 3 and Sections 5, 6, 8 and 9 of this letter shall survive any termination of this letter.

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 4.       Assignment; Amendments and Waivers; Entire Agreement; Severability.

(a)       The rights and obligations under this letter may not be assigned or delegated (whether by operation of law, merger, consolidation or otherwise) by any party hereto without the prior written consent of the other party and the Company, and any attempted assignment shall be null and void and of no force or effect. Notwithstanding the foregoing, the Equity Investor may assign and delegate all or a portion of his, her or its obligations to fund the Equity Commitment to one or more of: (i) his, her or its Affiliates capable of making the representations and warranties set forth in Section 7 or (ii) any of the investment funds managed or advised by the Equity Investor or any of its Affiliates; provided, however, that such assignee agrees to assume the Equity Investor’s obligations hereunder and that no such assignment shall relieve the Equity Investor of his, her or its obligations hereunder (including his, her or its obligation to fund his, her or its full Equity Commitment hereunder) except to the extent actually fully performed by such Affiliates or affiliated investment funds; provided, further that, without limiting the Company’s rights pursuant to Section 6(b) hereof and Section 10.6 of the Merger Agreement, in the event that prior to the termination of this letter in accordance with its terms, the Equity Investor (i) consolidates with or merges with any other Person and is not the continuing or surviving entity of such consolidation or merger or (ii) transfers or conveys all or a substantial portion of his, her or its properties and other assets such that the sum of the remaining net assets (excluding uncalled capital of such Investor) is less than the Equity Commitment and the transferee thereof does not assume, directly or indirectly, the Equity Investor’s obligations hereunder, then, in each such case, each of Parent and the Company (as an express third party beneficiary hereunder) may seek recourse, whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding or by virtue of any statute, regulation or other applicable Law, against such continuing or surviving entity or such transferee, as the case may be, but only to the extent of the liability of the Equity Investor hereunder.

(b)       This letter may not be amended, and no provision hereof waived or modified, except by an instrument signed by each of the parties hereto and the Company.

(c)       Together with the Merger Agreement, the Limited Guarantees (as defined below), the Other Equity Commitment Letters, the Support Agreements and the other agreements and instruments contemplated hereby or thereby, this letter constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof.

(d)       If any provision of this letter or the application of any such provision to any Person or circumstance shall be declared by any court of competent jurisdiction to be invalid, illegal, void or unenforceable in any respect, all other provisions of this letter, or the application of such provisions to Persons or circumstances other than those as to which it has been held invalid, illegal, void or unenforceable, shall nevertheless remain in full force and effect and will in no way be affected, impaired or invalidated thereby; provided, however, that this letter may not be enforced without giving effect to the limitations set forth herein.

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5.       No Third Party Beneficiaries. Except to the extent expressly set forth in Sections 4(a), 4(b), 6(a) and 6(b) hereof, this letter shall be binding solely on, and inure solely to the benefit of, the parties hereto and their respective successors and permitted assigns, and nothing set forth in this letter shall be construed to confer upon or give to any Person, other than the parties hereto and their respective successors and permitted assigns, any benefits, rights or remedies under or by reason of, or any rights to enforce or cause Parent to enforce, the Equity Commitment or any provisions of this letter; provided, however, that Parent Related Parties are express, intended third party beneficiaries of Section 6(a) hereof and may rely on and enforce the provisions of Section 6(a) hereof and the Company is an express, intended third party beneficiary of Sections 4(a), 4(b), and 6(b) hereof and may rely on and enforce the provisions of Sections 4(a), 4(b), and 6(b).

6.       Limited Recourse; Enforcement.

(a)       Notwithstanding anything that may be expressed or implied in this letter, or any document or instrument delivered in connection herewith, Parent, by its acceptance of the benefits of the Equity Commitment provided herein, covenants, agrees and acknowledges that no Person other than the Equity Investor or his, her or its successors or permitted assigns shall have any obligation hereunder or in connection with the transactions contemplated hereby and that, notwithstanding the fact that the Equity Investor or any of his, her or its permitted assigns may be a partnership or limited liability company, Parent has no rights of recovery against (and no recourse hereunder or under any documents or instruments delivered in connection herewith or in respect of any oral representations made or alleged to have been made in connection herewith or therewith shall be had against) any of the Equity Investor’s former, current, or future directors, officers, employees, agents, general or limited partners, managers, members, stockholders, Affiliates, representatives or assignees (other than his, her or its successors and permitted assigns) or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, Affiliate, representative or assignee of any of the foregoing (but not including Parent, Merger Sub, the Equity Investor and their respective successors and permitted assigns, a “Parent Related Party” and together, the “Parent Related Parties”), whether by or through attempted piercing of the corporate (or limited liability company or limited partnership) veil, by or through a claim (whether at law or equity or in tort, contract or otherwise) by or on behalf of the Equity Investor against any Parent Related Party, by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable Law, or otherwise, it being agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Parent Related Party for any obligations of the Equity Investor or any of his, her or its successors or permitted assigns under this letter, under the Merger Agreement, under the Limited Guarantees, or under any documents or instruments delivered in connection herewith or therewith, in respect of any transaction contemplated hereby or thereby, or in respect of any oral representations made or alleged to have been made in connection herewith or therewith or for any claim (whether at law or equity or in tort, contract or otherwise) based on, in respect of, or by reason of such obligations or their creation.

(b)       Subject to the proviso in Section 5 hereof, this letter may only be enforced by Parent or, solely to the extent expressly set forth in the following proviso or in Section 4(a) or (b), the Company, and none of Parent’s creditors nor any other Person that is not a party to this letter shall have any right to enforce this letter or to cause Parent to enforce this letter; provided, however, that if and only if the Company is entitled to specific performance in accordance with Section 10.6 of the Merger Agreement, then the Company may enforce Parent’s right to cause the Equity Commitment to be funded (solely to the extent that Parent can enforce the Equity Commitment pursuant to the terms hereof and subject to the terms and conditions of the Merger Agreement, including, without limitation, Section 10.6 thereof), and in such event

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and solely to such extent the Company will be an express, intended third party beneficiary of the rights granted to Parent hereunder and the Company shall not be a third party beneficiary for any other purpose (including, without limitation, any claim for monetary damages hereunder or under the Merger Agreement) other than as specified in Section 5 hereof; provided, however, that if all of the conditions set forth in Section 2 of this letter (other than clause (iii) of Section 2 of this letter) have been satisfied (or would be satisfied if the Equity Commitment and the Equity Commitment (as defined in each of the Other Equity Commitment Letters) were satisfied), in the event that the Company seeks specific performance of the Equity Investor’s obligations to fund his, her or its Equity Commitments in accordance with this letter, the parties hereto agree that when determining whether to grant such specific performance, the applicable court shall disregard clause (iii) of Section 2 of this letter (and, for the avoidance of doubt, the Equity Investor’s ultimate obligation to fund his, her or its Equity Commitment hereunder shall no longer be subject to such clause (iii) of Section 2 of this letter). Any exercise by the Company of such third party beneficiary rights are subject to the Company’s unqualified acceptance of, and agreement to comply with, the provisions of this letter. The Equity Investor (x) acknowledges and agrees that this letter is a condition and inducement to the Company’s willingness to enter into the Merger Agreement and the Company would not have entered into the Merger Agreement if not for the terms of this letter, and (y) agrees not to assert that a remedy of specific enforcement made in strict compliance with the terms of this letter is unenforceable, invalid, contrary to Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy, that the parties to this letter otherwise have an adequate remedy at Law or that an award of specific performance made in strict compliance with the terms of this letter is not an appropriate remedy for any reason at Law or equity.

(c)       Concurrently with the execution and delivery of this letter, (i) the Equity Investor is executing and delivering to the Company a Limited Guarantee (as amended from time to time, the “Equity Investor Limited Guarantee”) and (ii) each Other Equity Investor is executing and delivering to the Company a Limited Guarantee (as amended from time to time, the “Other Limited Guarantees” and together with the Equity Investor Limited Guarantee, collectively, the “Limited Guarantees”), in each case, relating to certain of Parent’s obligations under the Merger Agreement. Except as expressly set forth in Section 6(b) hereof, the Company’s remedies against the Equity Investor under the Equity Investor Limited Guarantee or his, her or its Confidentiality Agreement with respect to any Non-Prohibited Claims, and each Other Equity Investor under his, her or its Other Limited Guarantee or their respective Confidentiality Agreement with respect to any Non-Prohibited Claims, shall, and are intended to, be the sole and exclusive direct or indirect remedies available to the Company, the Company’s Representatives and its and their respective Affiliates against the Equity Investor, the Other Equity Investors or any Parent Related Party for any liability, loss, damage or recovery of any kind (including special, exemplary, consequential, indirect or punitive damages or damages arising from loss of profits, business opportunities or goodwill, diminution in value or any other losses or damages, whether at law, in equity, in contract, in tort or otherwise) arising under or in connection with any breach of, or liabilities or obligations arising under or in connection with, the Merger Agreement (whether willfully, intentionally, unintentionally or otherwise) or of the failure of the transactions contemplated by the Merger Agreement to be consummated for any reason or otherwise in connection with the transactions contemplated hereby or by the Merger Agreement or in respect of any oral representations made or alleged to have been made in connection therewith, including in the event Parent breaches its obligations under the Merger Agreement (whether or not a Parent breach is caused by the breach by the Equity Investor of his, her or its obligations under this letter).

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 7.       Representations and Warranties. The Equity Investor hereby represents and warrants to Parent that:

(a)       (i) if the Equity Investor is an entity, is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) the Equity Investor has the requisite power and authority or legal capacity, as applicable, to execute, deliver and perform this letter, and (iii) if the Equity Investor is an entity, the execution, delivery and performance of this letter by the Equity Investor have been duly authorized by all necessary action on the part of the Equity Investor and no additional proceedings are necessary for the Equity Investor to approve this letter;

(b)       this letter has been duly executed and delivered by the Equity Investor and constitutes a legal, valid and binding obligation of the Equity Investor enforceable against the Equity Investor in accordance with the terms hereof;

(c)       the execution, delivery and performance (including the provision and exchange of information) of this letter by the Equity Investor does not conflict with, require a consent, waiver or approval under, or result in a breach of or default under, (i) if the Equity Investor is an entity, any provision of its organizational documents, (ii) any order, writ, injunction or Law applicable to the Equity Investor or any of the Equity Investor’s properties and assets or (iii) any of the terms of any material contract or agreement to which the Equity Investor is party or by which the Equity Investor is bound;

(d)        (i) the Equity Investor has and shall at all times have sufficient cash, available lines of credit, unfunded capital commitments or other sources of immediately available funds to fulfill his, her or its Equity Commitment in accordance with the terms and subject to the conditions set forth herein, in each case, for so long as this letter shall remain in effect in accordance with Section 3 hereof and (ii) if the Equity Investor is an entity, the Equity Investor’s Equity Commitment is less than the maximum amount that it is permitted to invest in any one portfolio investment pursuant to the terms of its organizational or governing documents or otherwise.

8.       Confidentiality. This letter shall be treated as confidential and is being provided to Parent solely in connection with the transactions contemplated by the Merger Agreement. This letter may not be used, circulated, quoted or otherwise referred to in any document, except with the prior written consent of the Equity Investor; provided, that no such written consent shall be required for disclosures by Parent to (i) the Company, the Other Equity Investors and the Rollover Investors so long as the Company, the Other Equity Investors and the Rollover Investors, as the case may be, agree to keep such information confidential on terms substantially identical to the terms contained in this Section 8 or (ii) its Affiliates and Representatives who agree to keep such information confidential on terms substantially identical to the terms contained in this Section 8; provided, further, that any party hereto may disclose the existence or content of this letter to the extent required by any applicable Law or the rules of any self-regulatory organization or securities exchange or in connection with any action brought to enforce this letter or the Merger Agreement in accordance with their terms.

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9.       Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)       All issues and questions concerning the construction, validity, interpretation and enforceability of this letter shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(b)       Each of the parties hereto (i) agrees that any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with this Agreement or the transactions contemplated hereby shall be brought exclusively in the federal courts of the United States of America located in the State of Delaware and the Court of Chancery of the State of Delaware, so long as one of such courts shall have subject matter jurisdiction over such Proceeding, (ii) agrees that any Proceeding out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Delaware, (iii) consents to submit itself to the personal jurisdiction of any federal courts of the United States of America located in the State of Delaware and the Court of Chancery of the State of Delaware in connection with any dispute that arises out of this Agreement or any of the transactions contemplated by this Agreement, (iv) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (v) irrevocably waives, to the extent permitted by Law, the right to bring any Proceeding relating to this Agreement in any court other than the federal courts of the United States of America located in the State of Delaware and the Court of Chancery of the State of Delaware (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Process in any such Proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in the manner set forth in Section 12 shall be deemed effective service of process on such party.

(c)       WAIVER OF JURY TRIAL. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO THIS LETTER IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS LETTER. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY HERETO WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) IT MAKES THIS WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9(C).

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10.       Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this letter.

11.       Counterparts; Effectiveness. This letter may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto; it being understood and agreed that all parties hereto need not sign the same counterpart. The Parties irrevocably and unreservedly agree that the document(s) in question may be executed by way of electronic signatures and the Parties agree that such document(s), or any part thereof, shall not be challenged or denied any legal effect, validity and/or enforceability solely on the ground that it is in the form of an electronic record. The delivery by facsimile or by electronic delivery in PDF format of this letter with all executed signature pages (in counterparts or otherwise) shall be sufficient to bind the parties hereto to the terms and conditions set forth herein. All of the counterparts will together constitute one and the same instrument and each counterpart will constitute an original of this letter.

12.       Notices. All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed sufficient if personally delivered, sent by internationally-recognized overnight courier, by facsimile, or by registered or certified mail, return receipt requested and postage prepaid to the address or facsimile number, as applicable, set forth below in this Section 12, or to such other address as the party to whom notice is to be given may have furnished to each other party in writing in accordance herewith, with a copy to such party’s legal counsel as set forth below set forth below in this Section 12:

If to the Equity Investor to:

Bizuo (Tony) Liu

1345 Avenue of Americas, 15th Floor,

New York, New York 10105

Fax: (+1) 347-6798203

E-mail: tonybizliu@gmail.com

with a copy (which shall not constitute actual or constructive notice) to:

Wilson Sonsini Goodrich & Rosati

Suite 1509, 15/F Jardine House

1 Connaught Place Central

Hong Kong

Attention: Weiheng Chen, Esq.; Jie Zhu, Esq.

Fax: (+852) 39724999

E-mail: wchen@wsgr.com; jizhu@wsgr.com

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If to Parent to:

CBMG Holdings

Room 3501, 35th floor,

K. Wah Centre, No. 1010,

Middle Huaihai Rd, Shanghai 200031, China

Attention: Xin Huang

E-mail: huangxin@yfc.cn

Fax: (+86) 21-31271750

with a copy (which shall not constitute actual or constructive notice) to:

O’Melveny & Myers LLP

31/F AIA Central

1 Connaught Road Central, Hong Kong

Attention: Nima Amini, Esq.

Email: namini@omm.com

Fax: (+852) 25221760

or to such other Persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party (a) upon actual receipt, if delivered personally, (b) three (3) Business Days after deposit in the mail, if sent by registered or certified mail, (c) upon confirmation of successful transmission if sent by facsimile (provided that if given by facsimile, such notice, request, instruction or other document shall be followed up within one (1) Business Day by dispatch pursuant to one of the other methods described herein other than by email), (d) on the next Business Day after deposit with an overnight courier, if sent by an overnight courier or (e) upon written confirmation of receipt, if sent by email (provided that if given by email, such notice, request, instruction or other document shall be followed up within one (1) Business Day by dispatch pursuant to one of the other methods described herein other than by facsimile).

[Remainder of page intentionally left blank]

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Very truly yours,

EQUITY INVESTOR:

By:	/s/Bizuo (Tony) Liu
Name: Bizuo (Tony) Liu

[Signature Page to Equity Commitment Letter]

Accepted and acknowledged
as of the date first written above:

PARENT:

CBMG Holdings

By:	/s/ Xin Huang
Name: Xin Huang
Title: Authorized Signatory

[Signature Page to Equity Commitment Letter]